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                                   RESOLUTION

                               BOARD OF DIRECTORS

                    COUNTRY INVESTORS LIFE ASSURANCE COMPANY

WHEREAS, the Board of Directors has determined it is in the best interests of this company to develop variable annuities and variable insurance products (the "Variable Products"), which will include the use of affiliated and non-affiliated fund series; Now Therefore Be it

RESOLVED, that the officers of this company are authorized to develop the Variable Products; and be it

FURTHER RESOLVED, that the company will provide an initial investment of up to Twenty Million Dollars ($20,000,000) in new series of an affiliated registered investment company; and be it

FURTHER RESOLVED, that the Board of Directors of this corporation hereby authorizes and directs the establishment of Separate Account ("Separate Accounts") to which the amounts received by this corporation in connection with the sale of Variable Products or contracts payable in fixed dollar amounts, or both, may be allocated; and be it

FURTHER RESOLVED, that within the Separate Accounts payable in variable dollar amounts there may be a number of variable accounts with different investment policies and objectives into which policyowners may direct their interests in the Separate Accounts; and be it

FURTHER RESOLVED, that the Separate Accounts are to be established and maintained in accordance with the provisions of Section 245.21 of the Illinois Insurance Code and the regulations promulgated under that Section; and be it

FURTHER RESOLVED, that the President, any Vice President and the Secretary are authorized and directed to take whatever action may be necessary or advisable to obtain the appropriate regulatory authority to amend the Certificate of Authority to issue Variable Products and to establish and maintain fixed or variable Separate Accounts, or both, and to register, file or qualify the Variable Products for sale, including, but not limited to, determining the states or other jurisdictions in which action shall be taken to qualify, file or register the Variable Products for sale, performing any and all acts as such officer deems necessary or advisable to comply with the applicable laws of any such state or jurisdiction including making any required filings with the Illinois Insurance Department or any other regulatory authority in Illinois or any other regulatory authority in any state or jurisdiction having jurisdiction over the insurance activities of this corporation or over the Variable Products; performing any and all acts as such officer deems necessary or advisable to comply with the applicable laws of the United States including, but not limited to, preparing and filing registration statements with the


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Securities and Exchange Commission to register any Variable Products or interests therein under the Securities Act of 1933 and the Investment Company Act of 1940 and to register any Separate Account, the benefits of which are payable in variable dollar amounts, or interests therein under the Investment Company Act of 1940, and to file any exemptive application if necessary or advisable under the Investment Company Act of 1940 and to make such other filings or seek any interpretations that are necessary or advisable from the Securities and Exchange Commission or any other agency of the United States Government; or making any filings, seek any interpretations, or make other submissions that such officer deems necessary or advisable with other regulatory authorities having jurisdiction over the offer and sale of the Variable Products and to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents, powers of attorneys, and appointments of agents for service of process, and the paying of all necessary fees and expenses as in such officer's judgment may be necessary or advisable; and be it

FURTHER RESOLVED, that actions taken by officers of this corporation prior to the adoption of these resolutions, which are within the authority conferred hereby had these resolutions predated such action, are hereby ratified, confirmed and approved; and be it

FURTHER RESOLVED, that the officers of the company are authorized to take any and all further actions and to enter into such agreements as are necessary ad appropriate to effectuate the intent of these resolutions.

In Witness Whereof, the said Company in accordance with the above Resolution of its Board of Directors, duly passed on the 17th day of April, 2002, has to these presents affixed its corporate seal, and caused the same to be subscribed and attested by its Secretary, this 6th day of May, 2002.

                                              /s/ Paul M. Harmon
                                              Paul M. Harmon, Secretary